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                                                                    EXHIBIT 3(A)


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION






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                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              RIVIERA TOOL COMPANY


     1. These Restated Articles of Incorporation are executed pursuant to the provisions of Section 641-651, Act 284, Public Acts of 1972, as amended.

     2. The present name of the corporation is Riviera Tool Company. The previous name of the corporation was Riviera Die & Tool, Inc.

     3. The date of filing the original Articles of Incorporation was February 26, 1988.

     4. The following Restated Articles of Incorporation supersede the original Articles of Incorporation, as amended, and shall be the Articles of Incorporation of the corporation:

                                   ARTICLE I

     The name of the corporation is Riviera Tool Company.

                                   ARTICLE II

     The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                  ARTICLE III

     The total authorized capital stock is 9,798,575 shares of Common stock without par value and 1,425 shares of 8% Cumulative Preferred stock and 200,000 shares of Preferred Stock other than the 8% Cumulative Preferred stock.

     The Board of Directors of the corporation is authorized at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such stated values, designations, preferences and relative participating conversion, option or other rights, and such qualifications, limitations or restrictions thereon, as shall be stated in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors; provided that all rights to dividends, liquidation distributions or other mandatory distributions of any kind shall be junior in right and time of payment to all shares then outstanding of the 8% Cumulative Preferred stock.

                                   ARTICLE IV

     The preferences, limitations, designations and relative rights of each class of stock which the corporation is authorized to issue under Article III, above, are as follows:

     4.1. 8% Cumulative Preferred.

            4.1.1. Voting. The holders of the 8% Cumulative Preferred stock shall only possess voting rights with respect to such stock where voting as a class is required by law to authorize an action.


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            4.1.2. Dividends.  The holders of the 8% Cumulative Preferred stock shall be entitled to receive, when and as declared by the Board of Directors, out of the surplus of the corporation, dividends to the extent of Eight Dollars ($8.00) per share per annum, except as provided below upon redemption or liquidation. Such dividend shall be cumulative and payable on the last day of July each year and shall be with respect to the fiscal year then in process. Such dividend shall be the entire dividend entitlement of the 8% Cumulative Preferred stock.

            4.1.3. Redemption. The 8% Cumulative Preferred stock shall be subject to redemption as set out below. The price of a redemption hereunder shall be One Hundred Dollars ($100.00) per share plus any cumulative dividends on the 8% Cumulative Preferred stock remaining unpaid, to which the holders of the 8% Cumulative Preferred stock are entitled by reason of the provisions of Paragraph 4.1.2, above. In the event of a redemption on a date other than July 31, a pro rata portion of the specified dividend shall be paid based upon a 365 day year commencing August 1. The redemption price shall be paid in cash.

                 4.1.3.1. Call. Notice of a call for redemption shall be given in writing by first-class United States mail, postage prepaid, to all the holders of record of the 8% Cumulative Preferred stock addressed to the address appearing in the stock records of the corporation. Immediately upon mailing such notice, the corporation shall deposit the aggregate of the dividends due pursuant to the provisions above, plus the redemption price in cash, with any bank or trust company in the City of Grand Rapids, State of Michigan, as specified in the notice of redemption, payable to the respective recordholders of the shares to be redeemed upon endorsement and surrender of their certificates. Immediately upon the making of such deposit, said holders shall cease to be stockholders of the corporation with respect to such shares and shall have no further interest in or claim against the corporation with respect to such shares except for the right to receive such deposit from the specified bank or trust company. The specified deposit shall not bear interest and any interest earned thereon shall be returned to the corporation. Any of such deposit unclaimed at the expiration of one year from the date of the deposit shall be repaid to the corporation to be held until claimed.

                 4.1.3.2. Mandatory. The eight percent (8%) Cumulative Preferred stock shall be issued with mandatory redemption dates noted thereon as follows:

                 July 31, 1995                          475 Shares
                 July 31, 1996                          475 Shares
                 July 31, 1997                          475 Shares


            Upon presentation to the corporation of the shares so redeemable endorsed in blank, the corporation shall pay to the holder the redemption price plus the dividend payable to the date of redemption. The redemption price and the dividend payable shall not bear interest beyond the date of the specific redemption date unless otherwise declared by the Board of Directors of the corporation.

            4.1.4. Liquidation. In the event of the voluntary or involuntary liquidation of the corporation, before any distribution is made to the holders of the Common stock, the net assets of the corporation shall be distributed pro rata to the holders of the 8% Cumulative Preferred stock in an amount up to One Hundred Dollars ($100.00) per share plus Eight Dollars ($8.00) per share per year


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from August 1, 1986 to the date of final distribution less the amount of all dividends previously paid on such shares. A pro rata portion of the dividend shall be paid in respect of a short year. Such pro rata portion shall be based upon the ratio that the number of days in such year prior to such distribution bears to three hundred sixty-five (365). The preference distribution specified herein shall be the maximum liquidation distribution entitlement of the 8% Cumulative Preferred stock.

     4.2. Common Stock.

            4.2.1. Voting. Except as provided in Paragraph 4.1.1., above, the holders of the Common stock shall possess the full voting rights of the capital stock of the corporation and shall be entitled to one vote for each share of Common stock held.

            4.2.2. Dividends.

                 4.2.2.1. In any calendar year if the preference dividends have been declared and paid in the full amount per share as provided in Paragraph 4.1.2., above, the holders of the Common stock shall be entitled to receive on a per share basis, the aggregate amount of any additional dividends that may be declared and paid by the Board of Directors of the corporation during said calendar year.

            4.2.3. Liquidation. In the event of the voluntary or involuntary liquidation of the corporation, and after the preference distributions as provided in Paragraph 4.1.4., above, have been made in full, the remaining net assets of the corporation, if any, shall be distributed pro rata among the holders of the Common stock according to the number of shares held by each.

     4.3 8% Cumulative Convertible Preferred Stock.

            4.3.1 Designation and Amount of Issue. The distinctive designation of the series shall be "8% Cumulative Convertible Preferred Stock" (hereinafter referred to as this "Series"). The authorized number of shares which shall constitute this Series shall be 80,000 shares. Each share of this Series shall be without par value.

            4.3.2 Definitions.  As used in this Section 4.3:

                  (1) Business Day. The term "Business Day" means a day in the City of New York, New York which is not a day on which banking institutions are authorized by law or regulation to close.

                  (2) Closing Price. The term "Closing Price" on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally reporting service, or if not so available in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose.



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                  (3) Common Stock.  The term "Common Stock" as used in this
      Section 4.3 means the Corporation's Common Stock as the same exists as of the date this Section 4.3 is first filed with the State of Michigan as
      an amendment to the Articles of Incorporation.   In the event that at any
      time as a result of an adjustment made pursuant to Section 4.3.4(6)(a), the holder of any share or this Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the conversion rate of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (h) of Section 4.3.4(6), and the provisions of Section 4.3.4(1) through (5) and (7) through (11) with respect to the Common Stock shall apply on like or similar terms to any such other shares.

                  (4) Junior Stock. The term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the Corporation ranking junior to this Series in preference and priority as to the right to receive dividends and distributions and to the right to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

           4.3.3 Dividends.

                  (1) Rate. The annual rate of dividends payable on each share of this Series shall be 8% or $8.00 per share.

                  (2) Payment Date. Dividends shall be payable in cash, quarterly on the last day of March, June, September and December of each year, commencing September 30, 1997 (each such date hereinafter referred to as a "Dividend Payment Date"), except that if such date is not a Business Day (as hereinafter defined), then such dividend shall be payable on the next succeeding calendar day which is a Business Day. The amount of dividends payable on shares of this Series for each full quarterly dividend period shall be computed by dividing by four the annual rate per share set forth in Section 4.3.3(1). Dividends payable on shares of this Series for the initial dividend period and dividends payable for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable to holders of record of the shares of this Series as they appear on the books of the Corporation or on the books of the transfer agent of the Corporation on such respective dates as may be fixed by the Board of Directors of the Corporation in advance of the payment of each particular dividend.

                  (3) Cumulative Date. Dividends payable on shares of this Series will be cumulative and shall accumulate from date of original issue. Accumulations of dividends shall not bear interest.

                  (4) Preferences. So long as any shares of this Series are outstanding, no dividend (other than a dividend payable in Junior Stock shall be declared or paid or set aside for payment, and no other distribution shall be declared or made, upon the Junior Stock or upon any other stock of the Corporation ranking on a parity with this Series as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock or the Corporation ranking on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock)


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      by the Corporation (except by conversion into or exchange for
      Junior Stock of the Corporation), unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date. Should dividends not be paid in full upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock of the Corporation ranking on a parity as to dividends with this Series shall be declared pro rata, so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the shares of this Series and such other stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

        4.3.4 Conversion Rights.

              (1) Conversion Rate. Each share of this Series will be convertible into Common Stock at any time for the number of shares of Common Stock per share of this Series equal to one of the following as selected pursuant to the subscription agreement of the initial purchaser of shares of this Series (the "Conversion Rate") which is subject to adjustment as provided in this Section 4.3.4:

              ALTERNATIVE A $100 divided by $6.00; or

              ALTERNATIVE B $100 divided by the greater of (i) 110% of the closing sale price of the Common Stock on the on the American Stock Exchange (the "AMEX") on the date of issuance of the Shares (or in the absence of a sale of Common Stock on the AMEX on such date, the average of the closing bid and asked prices of the Common Stock on that date) and (ii) $6.00.

              (2) Record Date. If any shares of this Series are surrendered for conversion subsequent to the record date preceding a Dividend Payment
      Date but on or prior to such Dividend Payment Date, the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof. However, the shares of this Series so surrendered for conversion subsequent to the record date and prior to the Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payment to be received on such Dividend Payment Date with respect to such shares surrendered for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

              (3) Fractional Shares. The Corporation shall not be required, in connection with any conversion of shares of this Series, to issue a fraction of a share of its Common Stock, but in lieu thereof the Corporation shall, subject to Section 4.3.4(6)(f), make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by


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      the Closing Price of the Common Stock on the last trading day prior to the date of conversion.

              (4) Surrender and Issuance. Any holder of shares of this Series electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Transfer Agent therefor (or at such other place as the Corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form satisfactory to the Corporation, and shall give written notice to the Corporation at such office that such holder elects to convert such shares of this Series. The Corporation shall, as soon as practicable (subject to Section 4.3.4(6)(f) hereof) after such deposit of certificates for shares of this Series, accompanied by the written notice above prescribed and the payment of cash in the amount, if any, required by Section 4.3.4(2), issue and deliver at such office to the holder for whose account such shares were surrendered, or to the holder's nominee, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion.

              (5) Conversion Date. Conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of this Series to be converted, and the giving of written notice and payment, as prescribed in Sections 4.3.4(2) and 4.3.4(4); and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The Corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for this Series are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

              (6) Conversion Rate Adjustment. The conversion rate shall be adjusted from time to time as follows:

                  (a) Changes to Common Stock. In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, (i) issue shares of its Common Stock as a dividend or distribution on the Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion price and the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of this Series been converted immediately prior thereto. An adjustment made pursuant to this Section 4.3.4(6)(a) shall become effective retroactively to immediately after the opening of business on the day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this Section 4.3.4(6)(a), the holder of any shares of this Series thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive)


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            shall determine the allocation of the adjusted conversion price and/or conversion rate between or among shares of such classes of capital stock.

                 (b) Issuance of Rights, Options or Warrants.  In case the
            Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, issue rights, options or warrants to all holders of shares of its Common Stock entitling them to subscribe for or acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock (as defined in Section 4.3.4(6)(d)), at the record date for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current Market Price (as defined below). For the purposes of this Section 4.3.4(6)(b), the issuance of rights, options or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, options or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, options or warrants have not been issued when such rights, options or warrants expire, then the conversion price shall promptly be readjusted to the conversion price which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, options or warrants. An adjustment made pursuant to this subsection (6)(b) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

                 (c) Distributions of Debt or Assets.  In case the Corporation shall, at any time or from time to time while any of the shares of this Series are outstanding, distribute to all holders of shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends or dividends payable in shares of Common Stock) or rights, options or warrants to subscribe for securities of the Corporation or any of its subsidiaries (excluding those referred to in Section 4.3.3(6)(b)), then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share (determined as provided in Section 4.3.4(6)(d)) of the Common Stock on the record date referred to below, and the denominator of which shall be such current Market Price per share of the Common Stock less the then fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive)


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            of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights, options or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                 (d) Market Price.  For the purpose of any computation under
            Section 4.3.4(6)(b) and 4.3.4(6)(c), the current Market Price of a share of Common Stock (the "Market Price") on any date shall be the average of the daily Closing Price for the ten (10) consecutive trading days ending on and including the date of determination of the current Market Price.

                 (e) Tax Adjustments.  The Corporation shall be entitled to make such additional adjustments in the conversion price, in addition to those required by subsections 4.3.4(6)(a), 4.3.4(6)(b) and 4.3.4(6)(c), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights, options or warrants, evidences of indebtedness or assets (other than cash dividends) referred to above, shall not be taxable to the stockholders.

                  (f) Deferral of Issuance of Common.  In any case in which
             this Section 4.3.4(6) shall require that an adjustment be made retroactively immediately following a record date, the Corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in Section 4.3.4(6)(h)) issuing to the holder of any shares of this Series converted after such record date (i) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion over and above (ii) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

                 (g) Deferral of Adjustment.  Notwithstanding any other
            provisions of this Section 4.3.4(6), the Corporation shall not be required to make any adjustment of the conversion rate unless such adjustment would require an increase or decrease of at least 1% in such rate. However, an adjustment not made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% in such rate.

                 (h) Notice.  Whenever an adjustment in the conversion rate is required, the Corporation shall forthwith place in its files and with its Transfer Agent, if any, a statement signed by its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or a Senior Vice President and by its Secretary, Assistant Secretary or Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the Corporation shall mail a notice thereof to each holder of shares of this Series briefly stating the facts requiring the adjustment and the manner of computing it.



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           (7) Reclassification/Merger.  In case of (a) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series (other than as a result of a subdivision or combination), or (b) any consolidation or merger of the Corporation with or into one or more other corporations (other than a consolidation or merger in which the Corporation is the surviving corporation and which does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series), or
      (c) any sale or conveyance to another corporation or other entity of all or substantially all of the assets of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of this Series then outstanding shall have the right to receive on conversion the consideration that the holder would have received had the holder converted immediately prior to such event. The provisions of this
      Section 4.3.4(7) shall apply similarly to successive consolidations, mergers, sales or conveyances.

           (8) Status of Converted Shares. Any shares of this Series which shall at any time have been converted shall, after such conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series.

           (9) Registration of Common. If any shares of Common Stock required to be reserved for purposes of conversion of shares of this Series hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation will file a registration statement under the Securities Act of 1933 covering the Common Stock issuable upon conversion of the shares of this Series, not later than 60 days after the first such shares are issued, on such form of registration statement as may be available to the Corporation and will use its best efforts to cause such registration statement to become effective and to keep such shares covered by an effective registration statement under the Securities Act of 1933 for a period of not less than two years from the date such shares are last issued.

           (10) Taxes. The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

           (11) Mandatory Conversion. If, on any date, the Market Price determined as of that date, is equal to or greater than $10, the then outstanding shares of this Series shall be converted into Common Stock as though the holders hereof had elected to convert pursuant to this Section
      4.3.4. In such event the Corporation shall send a notice of such conversation by first class mail, postage prepaid, to each holder of record of the shares of this Series then outstanding at the address appearing on the stock register



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      of the Corporation.  Such notice shall specify the trading days and closing prices used to compute the Market Price used to determine the need for a mandatory redemption and a date (the "Mandatory Conversion Date") not less than 30 days after the date of the mailing of the notice (the "Notice Date") prior to which such shares shall be submitted for conversion. All shares of this Series outstanding on the Notice Date and not submitted for conversion hereunder prior to the Notice Date shall be deemed, for all purposes to have been surrendered and canceled, and returned to the status of authorized and unissued shares on the Mandatory Conversion Date, shall cease to accrue dividends thereafter and all rights of the holders thereof shall cease (except to receive accrued dividends and the appropriate number of shares of Common Stock). The holders of such shares shall have issued the Common Stock into which it such shares are convertible together with payment of accrued dividends immediately upon the later of the surrender thereof, as provided above, or the Mandatory Conversion Date. Until actually surrendered, the holder thereof shall not be entitled to vote as a holder of this Series or as a holder of Common Stock upon any matter put to a vote of shareholders nor shall any dividend declared with respect to the Common Stock be paid.

           4.3.5 Voting.

              (1) Limited Voting Rights. The shares of this Series shall not have voting rights, except as required by the Michigan Business Corporation Act and except as follows:

                 (a) Unpaid Dividend.  If and whenever at any time or times dividends payable on shares of this Series shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for two (2) consecutive quarterly dividend periods, then the holders of shares of this Series shall have the right to elect by a majority vote of the shares outstanding one (1) director of the Corporation, such director to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. So long as the Corporation's Board of Directors is divided into classes, the director of the Corporation so elected by the holders of shares of this Series shall be elected to the class with the longest remaining term.

                  (b) Term of Directors.  Such voting right may be exercised initially either at a special meeting of the holders of this Series having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting. The right of the holders of this Series to vote for the election of such members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the shares of this Series shall have been paid in full, at which time such voting right of the holders of this Series shall terminate and, if such voting rights of the holders of this Series and all other series of Preferred Stock so entitled shall have terminated, subject to the requirements of the Michigan Business Corporation Act, the term of the director elected pursuant to Section 4.3.5(1)(a) shall terminate, subject to revesting on the basis set forth in Section 4.3.5(1)(a).



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


                 (c) Meeting for Vote.  At any time when such voting right
            shall have vested in holders of this Series, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the record holders of 10% in number of shares of this Series then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of this Series. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 35 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of 10% in number of shares of this Series then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this Section 4.3.5(1)(c) or such other place as is selected by such designated stockholder. Any holder of this Series who would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 4.3.5(1). Notwithstanding the provisions of this
            Section 4.3.5(1), no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

                 (d) Quorum.  At any meeting held for the purpose of electing directors at which the holders of this Series shall have the right to elect a director as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of this Series having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of this Series shall not prevent the election of directors other than those to be elected by the holders of this Series, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of this Series entitled to elect a director and (ii) except as otherwise required by law, in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders of a class present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

                 (e) Vacancy of Director.  Any vacancy in the Board of
            Directors in respect of a director elected by holders of this Series pursuant to the voting right created under this Section 4.3.5(1) shall be filled by vote of the holders of this Series entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in
            Section 4.3.5(1)(c), or, if no such special meeting is called, at the next annual meeting of stockholders.

                 (f) Modification of Rights of Holders.  So long as any shares of this Series remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66 2/3% of the shares of this Series then outstanding, (i) amend, alter or repeal any of the provisions of the Articles of Incorporation relating to this Series or the Articles of Incorporation, or authorize any reclassification of the shares of this Series, so as in any such case to affect adversely the preferences, special rights or privileges or voting power of the shares of this Series, or (ii) authorize or create any class of stock ranking senior to the shares of this Series as to dividends or distribution of assets on liquidation, or create, or issue or increase the authorized number of shares of any series of the Corporation's authorized preferred stock ranking prior to the shares of this Series as to dividends or distributions on liquidation.

                 (g) Exercise of Vote.  In exercising the voting rights set forth in this Section 4.3.5(1), each share of this Series entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more other series of Preferred Stock

              (2) No Consent. No consent of holders of shares of this Series shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any class of stock of the Corporation junior to or on a parity to the shares of this Series as to dividends and upon liquidation, dissolution or winding up of the Corporation or (iii) subject to Section 4.3.5(1)(f), the issuance of any shares of Preferred Stock.

           4.3.6 Liquidation Rights.

              (1) Preference Amount. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to this Series upon liquidation, liquidating distribution in the amount of $100.00 per share, plus all accumulated and unpaid dividends to the date of final liquidation.

              (2) Events Not a Liquidation. Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section.

              (3) Additional Claims. After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section, the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

              (4) Deficiency. In the event the assets of the Corporation available for distribution upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amounts to which such holders are entitled pursuant to Section 4.3.6(1), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

           4.3.7  Priority.

           Any stock of any class or series of the Corporation shall be deemed to rank:

              (1) Senior. Senior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series;

              (2) Parity. On a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, Dividend Payment Dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

              (3) Junior. Junior to shares of this Series, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

           4.3.8 Redemption. No holders of shares of this Series shall have any right to have redeemed nor can a holder be required to have redeemed any shares of this Series unless and until otherwise provided for by an act of the Corporation and agreed to by such holder.

                                   ARTICLE V

     The street and mailing address of the registered office is 5460 Executive Parkway, S.E., Grand Rapids, Michigan, 49512.

     The name of the resident agent at the registered office is Kenneth K.
Rieth.




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


                                   ARTICLE VI

     The name and address of the incorporator are as follows:

       Name                             Business Address

     Stuart F. Cheney                   650 Frey Bldg.
                                        Grand Rapids, MI 49503


                                  ARTICLE VII

     When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                  ARTICLE VIII

     No director of the corporation shall be personally liable to the corporation or to its shareholders for monetary damages for breach of the director's fiduciary duty, except for liability (i) for a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, (iv) for a transaction from which the director derived an improper personal benefit, or (v) for an act or omission occurring before the effective date of this Article VIII. Any repeal or modification of this Article VIII by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

     The corporation shall indemnify its directors and officers in the manner and to the fullest extent as now or hereafter permitted by law. The corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving another organization or entity (whether for profit or not) at the corporation's request. Such indemnification shall be to the fullest extent, and shall be determined in such manner, as now or hereafter permitted by law.

     Notwithstanding the foregoing, the indemnification and advancement of expenses provided by or granted under the Michigan Business Corporation Act shall not be considered exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, Bylaws, insurance or a contractual agreement.

                                   ARTICLE X

     (1) Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

     (2) Any action required or permitted by this act to be taken at an annual meeting or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. If the action consented to would have required filing of a certificate under any other section of this act if the action had been voted upon by shareholders at the meeting, the certificate filed under a different section shall state, in lieu of any statement required by the section concerning a vote of shareholders, that written consent has been given as provided by this section.

     (3) The necessary number of shares as required by statute were voted in favor of the restated articles.

     IN WITNESS WHEREOF, the undersigned has hereunto signed these Articles of Incorporation on this ____ day of ______________, 1997.


                                        RIVIERA TOOL COMPANY



                                        By:____________________________
                                           Kenneth K. Rieth, President


PREPARED BY:
Stuart F. Cheney
Dickinson Wright Moon et al
200 Ottawa Avenue NW Suite 900
Grand Rapids, MI 49503
(616) 458-1300




                                     15